Exhibit 5.1

July 22, 2016

Intevac, Inc.

3560 Bassett Street

Santa Clara, California 95054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about July 22, 2016 regarding the registration under the Securities Act of 1933, as amended, of up to an aggregate of 1,800,000 shares of your Common Stock, $0.001 par value (the “Shares”), reserved for issuance under your 2012 Equity Incentive Plan and 2003 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions taken by you in connection with the proposed sale and issuance of the Shares by you under the Plans. We assume that each issuance of the Shares will be made in accordance with the terms of the Plans.

It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken, prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI